Exhibit 99.2: Press release

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Marani Brands, Inc.
13152 Raymer Street
North Hollywood, CA 91605
Phone: (818) 503-5200 - Fax: (818) 503-4478
e-mail: araz@maranispirit.com

FOR IMMEDIATE RELEASE

MARGRIT EYRAUD RESIGNS AS CHAIRMAN OF BOARD,
DIRECTOR OF MARANI BRANDS

LOS ANGELES, CA, November 24, 2008 - Marani Brands, Inc. (the “Company”) (MRIB.OB; OTC BB) announced today that Margrit Eyraud has resigned from her position as Chairman of the Board of Directors and as a Director, effective November 19, 2008. The Company has accepted her resignation.

Ms. Eyraud’s letter of resignation stated that she was leaving as a result of an alleged breach of the transition agreement signed with her upon her resignation as President and CEO of the Company, and unspecified “practices and transactions” engaged in by the Company.

The Company has fully performed all aspects of the transition agreement signed with Ms. Eyraud. During the month that has passed since Ms. Eyraud’s resignation as President and CEO, she has not previously communicated any disagreement with the Company regarding its management decisions, or any transaction entered into by the Company.

About Marani Brands, Inc.

Marani Brands, Inc. brands, markets and distributes fine wine and spirit products in the United States. Its signature product “Marani Vodka” is a premium vodka manufactured exclusively for Marani in Armenia. Marani Vodka is made from winter wheat harvested in Armenia, distilled three times, aged in oak barrels lined with honey and skimmed dried milk, then filtered twenty-five times. Marani Vodka was awarded the gold medal in the International Spirit Competition, held in San Francisco, California, in both 2004 and 2007, and the 5 Diamond Award by the American Academy of Hospitality and Sciences in March 2008.

Forward-looking Statements

Certain statements made in this press release contain forward-looking statements that involve a number of risks and uncertainties. This forward-looking information is based on certain assumptions that may prove to be incorrect. In addition, operations involve numerous risks and uncertainties, many of which are beyond Marani Brand’s control, which could result in expectations not being realized or otherwise materially affect the financial condition, results of operation and cash flows. Additional information regarding these and other risks are contained in Marani Brand’s filings with the Securities and Exchange Commission.